EX-2
                    SHARE EXCHANGE AGREEMENT


This Share Exchange Agreement ("Agreement") is entered into this 1st day of April, 1999, by and between Safe at Home Products, Inc., a California corporation hereinafter referred to as "SAHP", and Everlert, Inc., a Nevada corporation hereinafter referred to as "Everlert".

WHEREAS, Everlert desires to acquire from SAHP and SAHP desires to issue to Everlert shares of NuCo, Inc., a Nevada corporation ("NuCo"), in an amount equal to one hundred percent (100%) of the issued and outstanding shares of capital stock of NuCo on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:

I. Exchange of Shares.

1.1 Shares to Everlert. Subject to the terms and conditions set forth herein, at the Closing (as defined below), SAHP will issue to Everlert TWELVE MILLION (12,000,000) shares of NuCo, valued at FIFTY CENTS ($0.50) per share, said shares constituting one hundred percent (100%) of all of the issued and outstanding capital stock of NuCo as of the Closing.

1.2 Shares to SAHP. In exchange for the shares of NuCo as described above, Everlert shall issue to SAHP TWELVE MILLION
(12,000,000) shares of restricted common stock of Everlert, valued at FIFTY CENTS ($0.50) per share.

II. Representations and Warranties of the SAHP.

Except for the specific representations and warranties of SAHP made by SAHP or to the best of SAHP's knowledge set forth in this Section 2, SAHP represents and warrants that:

2.1  Organization and Corporate Power

2.1.1 NuCo: (a) is a corporation duly incorporated and validly existing and in good standing under the laws of Nevada; (b) has all the requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted; and
(c) the copies of NuCo's Articles of Incorporation and Bylaws have been furnished to Everlert's counsel, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

2.1.2 SAHP represents and warrants that: (a) SAHP is a corporation duly incorporated and validly existing and in good standing under the laws of California; (b) SAHP has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted; and (c) all authorizations necessary by NuCo to sell its shares as proposed in this Agreement have been obtained.

2.2 Capital Stock and Related Matters. SAHP and NuCo jointly and severally represent and warrant that the authorized capital stock of NuCo consists of twenty five million (25,000,000) shares of common stock, twelve million (12,000,000) of which are issued and outstanding and currently held by SAHP, and no other stock of NuCo is issued and outstanding. To the best of SAHP's knowledge, no shares owned at any time by SAHP have been sold or otherwise transferred to any other person or entity. NuCo does not have outstanding and has not agreed, orally or in writing, to issue any stock or securities convertible or exchangeable for any shares of its stock, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire its stock. NuCo is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its stock. All of the outstanding shares of NuCo's capital stock are validly issued, fully paid and nonassessable. SAHP represents it has, and upon the execution of this Agreement, Everlert will have, good and marketable title to the shares, free and clear of all security interests, liens, encumbrances, or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws. Neither SAHP nor NuCo have violated or will violate any applicable securities laws in connection with the transfer of the shares to Everlert hereunder. The stock issuances by NuCo to SAHP complied with all applicable foreign and domestic securities laws and regulations on the date and time of issuance.

2.3 Subsidiaries. NuCo represents and warrants, and SAHP represents and warrants to the best of SAHP's knowledge that NuCo does not own or hold any rights to acquire any shares of stock or any other security or any interest in any other corporation or entity.

2.4 Conduct of Business; Liabilities. To the best of SAHP's knowledge, NuCo is not in default under, and no condition exists that with notice or lapse of time would constitute a default of NuCo under (i) any mortgage, loan agreement, evidence of indebtedness, or other instrument evidencing borrowed money to which NuCo is a party or by which NuCo or the properties of NuCo are bound or (ii) any judgment, order, or injunction of any court, arbitrator, or governmental agency that would reasonably be expected to affect materially and adversely the business, financial condition, or results of operations of NuCo taken as a whole.

2.5 No Undisclosed Liabilities. Except for liabilities and obligations incurred in the ordinary course of business since
April 13, 1999, neither NuCo nor any of the property of NuCo is subject to any material liability or obligation.

2.6 Title and Related Matters. To the best of the knowledge of SAHP, NuCo has good and marketable title to all of its property, real and personal, and other assets (except properties and assets sold or otherwise disposed of subsequent to April 13, 1999 in the ordinary course of business or as contemplated in this Agreement), free and clear of all security interests, mortgages, liens, pledges, charges, claims or encumbrances of any kind or character, except (i) statutory liens for property taxes not yet delinquent or payable subsequent to the date of this Agreement and statutory or common law liens securing the payment or performance of any obligation of NuCo, the payment or performance of which is not delinquent, or that is payable without interest or penalty subsequent to the date on which this representation is given, or the validity of which is being contested in good faith by NuCo; (ii) the rights of customers of NuCo with respect to inventory under orders or contracts entered into by NuCo in the ordinary course of business; and (iii) claims, easements, liens and other encumbrances of record pursuant to filings under real property recording statutes.

2.7 Litigation. To the best of the knowledge of SAHP, there are no material actions, suits, proceedings, orders, investigations, or claims pending or, to the best of the knowledge of SAHP, assertable or overtly threatened against NuCo or any property of NuCo, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality; NuCo is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the knowledge of NuCo, any governmental investigations or inquiries; and to the best of the knowledge of NuCo, there is no basis for any of the foregoing.

2.8 Compliance with Laws. To the best of the knowledge of SAHP, NuCo is, in the conduct of its business, in substantial compliance with all laws, statutes, ordinances, regulations, orders, judgments or decrees applicable to them, the enforcement of which, if NuCo was not in compliance therewith, would have a materially adverse effect on the business of NuCo, taken as a whole. NuCo has not received any notice of any asserted present or past failure by NuCo to comply with such laws, statutes, ordinances, regulations, orders, judgments or decrees.

2.9 No Brokers. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with this Agreement based on any arrangement or agreement binding upon any of the parties hereto.

2.10 Disclosure. To the best of the knowledge of SAHP, neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to Everlert by or on behalf of SAHP with respect to this purchase contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

2.11 Power of Attorney. To the best of the knowledge of SAHP, no material power of attorney or similar authorization given by NuCo is presently in effect.

2.12 Property. Exhibit A contains lists of all material tangible personal property, intellectual and other intangible property, and other assets owned or held by NuCo and used or useful in the conduct of the business of NuCo. Except as set forth in Exhibit A, NuCo owns and has good title to such properties and none of such properties is subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance (except for liens for current taxes, assessments, charges or other governmental levies not yet due and payable). Except as set forth in Exhibit A and to the best of the knowledge of SAHP, all material properties listed therein are generally in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for immediate use in the conduct of the business and operations of NuCo. To the best of the knowledge of NuCo, all such tangible personal property is in compliance in all material respects with all applicable statutes, ordinances, rules and regulations. The properties listed in Exhibit A include all material properties necessary to conduct the business and operations of NuCo as now conducted.

III.  Representations and Warranties of Everlert.

As a material inducement to SAHP to enter into this Agreement and sell the shares of NuCo, Everlert hereby represents and warrants to SAHP as follows:

3.1 Organization; Power. Everlert is a corporation duly incorporated and validly existing under the laws of the State of Nevada, and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

3.2 Authorization. The execution, delivery, and performance by Everlert of this Agreement and all other agreements contemplated hereby to which Everlert is a party have been duly and validly authorized by all necessary corporate action of Everlert, and this Agreement and each other agreement, when executed and delivered by the parties thereto, will constitute the legal, valid and binding obligation of Everlert enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar statutes affecting creditors' rights generally and judicial limits on equitable remedies.

3.3 No Conflict with Other Instruments or Agreements. The execution, delivery and performance by Everlert of this Agreement and all other agreements contemplated hereby to which Everlert is a party will not result in a breach or violation of, or constitute a default under, its Articles of Incorporation or Bylaws or any material agreement to which Everlert is a party or by which Everlert is bound.

3.4 Governmental Authorities. To the best of the knowledge of Everlert, (i), Everlert is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by Everlert of this Agreement and the consummation of the purchase and (ii) no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Everlert or any affiliate in connection with Everlert's execution, delivery and performance of this Agreement and the consummation of this purchase.

3.5 Litigation. There are no actions, suits, proceedings or governmental investigations or inquiries pending or, to the knowledge of Everlert, threatened against Everlert or its properties, assets, operations or businesses that might delay, prevent or hinder the consummation of this purchase.

3.6  Investment Representations.

3.6.1 During the course of the negotiation of this Agreement, Everlert has reviewed all information provided to it by SAHP and has had the opportunity to ask questions of and receive answers from representatives of SAHP concerning NuCo, to obtain certain additional information requested by Everlert. Everlert has had access to all of the books and records of NuCo, to audited and unaudited statements, to personnel of NuCo familiar with its financial and operational issues and to bankers and accountant familiar with NuCo and its operations.

3.6.2 Everlert understands that the shares to be acquired have not been registered under the Securities Act of 1933, as amended
(1933 Act) or under any state securities law.

3.6.3 Everlert understands that the shares cannot be resold in a transaction to which the 1933 Act and state securities laws apply unless (i) subsequently registered under the 1933 Act and applicable state securities laws or (ii) exemptions from such registrations are available. Everlert is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private transaction subject to the satisfaction of certain conditions.

3.6.4 Everlert understands that no public market now exists for the shares and that it is uncertain that a public market will ever exist for the shares.

3.7 Brokerage. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with this Agreement based on any arrangement or agreement entered into by Everlert and binding upon any of the parties hereto.

IV.  Conduct of NuCo's Business Pending the Closing.

From the date hereof until the Closing, and except as otherwise consented to or approved by Everlert in writing, SAHP covenants and agrees with Everlert as follows and covenants and agrees with Everlert that NuCo will not take any action (or cause any action to be taken) which will create a conflict with any of the following:

4.1 Regular Course of Business. NuCo will operate its business in accordance with the reasonable judgment of its management, diligently and in good faith, consistent with past management practices, and NuCo will continue to use its reasonable efforts to keep available the services of present officers and employees (other than planned retirements) and to preserve its present relationships with persons having business dealings with it.

4.2 Capital Changes. NuCo will not issue any shares of its stock, or issue or sell any securities convertible into or exchangeable for its stock, or options, warrants to purchase, or rights to subscribe to any shares of its stock, or subdivide or in any way reclassify any shares of its capital stock, or repurchase, reacquire, cancel or redeem any such shares, except as may be required by the terms of this Agreement.

4.4 Assets. The assets, property and rights now owned by NuCo will be used, preserved and maintained, as far as practicable, in the ordinary course of business, to the same extent and in the same condition as said assets, property and rights are on the date of this Agreement, ordinary wear and tear excepted, and no unusual or novel methods of manufacture, purchase, sale, management or operation of said properties or business or accumulation or valuation of inventory will be made or instituted.

4.5 Insurance. NuCo will keep or cause to be kept in effect and undiminished the insurance now in effect on its various properties and assets.

4.6 Employees. NuCo will not grant to any employee any promotion, any increase in compensation or any bonus or other award other than promotions, increases or awards that are regularly scheduled in the ordinary course of business or contemplated on the date of this Agreement.

4.7 No Violations. NuCo will comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to it in the ordinary course of business.

4.8 Public Announcements. No press release or other announcement to the employees, customers or suppliers of NuCo related to this Agreement or this purchase will be issued without the joint approval of the parties, unless required by law, in which case Everlert and SAHP will consult with each other regarding the announcement.

V.  Closing.

5.1 Time, Place and Manner of Closing. Unless this Agreement has been terminated and this purchase has been abandoned pursuant to the provisions of Section 6, the Closing will be held at the offices of Everlert on April 1, 1999 or as soon as practicable after the satisfaction of the various conditions precedent to the Closing set forth herein, but in no event later than April 30, 1999. At the Closing, the parties to this Agreement will exchange certificates, notes, guaranties, and other instruments and documents in order to determine whether the terms and conditions of this Agreement have been satisfied. Upon the determination of each party that its conditions to consummate this purchase have been satisfied or waived, SAHP shall deliver to Everlert the certificate(s) evidencing the shares of NuCo, duly endorsed for transfer or with Stock Powers attached, and Everlert shall deliver to SAHP the certificate evidencing the shares of Everlert.

5.2 Consummation of Closing. All acts, deliveries and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of the same shall have occurred. The time of the Closing has been scheduled to correspond with the close of business at the principal office of Everlert and, regardless of when the last act, delivery or confirmation of the Closing shall take place, the transfer of the shares shall be deemed to occur as of the close of business at the principal office of Everlert on the date of Closing.

VI. Termination.

6.1 Termination for Cause. If, pursuant to the provisions of this Agreement, SAHP or Everlert is not obligated at the Closing to consummate this Agreement, then the party who is not so obligated may terminate this Agreement.

6.2 Termination Without Cause. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time without further obligation or liability on the part of any party in favor of any other by mutual consent of Everlert and SAHP.

6.3 Termination Procedure. Any party having the right to terminate this Agreement may terminate this Agreement prior to Closing by delivering to the other party written notice of termination, and thereupon, this Agreement will be terminated without obligation or liability of any party.

VII. Indemnification.

7.1 SAHP's Indemnity. Subject to the terms of this Section, SAHP hereby agrees to indemnify, defend and hold harmless Everlert and its officers, directors, agents, attorneys, accountants and affiliates from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (Damages) asserted against or incurred by Everlert by reason of or resulting from a breach by SAHP or NuCo of any representation, warranty or covenant contained herein, or in any agreement executed pursuant thereto.

7.2 Everlert's Indemnity. Subject to the terms of this Section, Everlert hereby agrees to indemnify, defend and hold harmless SAHP and its officers, directors, agents, attorneys, accountants and affiliates from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (Damages) asserted against or incurred by SAHP by reason of or resulting from a breach by Everlert of any representation, warranty or covenant contained herein, or in any agreement executed pursuant thereto.

7.3 Remedies Not Exclusive. The remedies provided for in this Section shall not be exclusive of any other rights or remedies available by one party against the other, either at law or in equity.

VIII. Miscellaneous Provisions.

8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by Everlert and SAHP.

8.2  Waiver of Compliance; Consents.

8.2.1 Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.2.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

8.3 Notices. All Notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by (i) hand; (ii) reliable overnight delivery service; or (iii) facsimile transmission.

If to Everlert, to: 1201 E. Warner Avenue, Santa Ana, California
92705

If to SAHP, to: 1201 E. Warner Avenue, Santa Ana, California
92705

If to NuCo, to: 1201 E. Warner Avenue, Santa Ana, California
92705

8.4 Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

8.5 Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

8.6 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

8.7 Attorneys' Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

8.8 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

8.9 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

8.10  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED
AND ENFORCED IN  ACCORDANCE WITH THE LAWS OF THE STATE OF
NEVADA.  THE PARTIES AGREE  THAT ANY LITIGATION RELATING DIRECTLY
OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND
DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE
OF NEVADA.

8.11 Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

8.12 Presumption. This Agreement or any Section thereof shall not be construed against any party due to the fact that said
Agreement or any section thereof was drafted by said party.

8.13 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

8.14 Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

8.15 Confidentiality. The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

8.16 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees).

8.17 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.18 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, facsimile signatures shall be treated as originals until such time that applicable pages bearing non-facsimile signatures are obtained from the relevant party or parties.

IN WITNESS WHEREOF, the parties hereto have set their hands this 1st day of April, 1999.

Everlert, Inc., a Nevada Corporation


By: /s/  James Weber
James Weber, President


Safe at Home Products, Inc.


By: /s/  James Weber
James Weber, President